Exhibit 10.1

Amendment No. 1 to
BioMarin Pharmaceutical Inc.
1998 Director Option Plan

Pursuant to the authority granted to the BioMarin Pharmaceutical Inc. (the “Company”) board of directors (the “Board”) by the terms of Section 11(a) of the Company’s 1998 Director Option Plan (the “Plan”), effective March 26, 2003, the Board has amended the Plan as follows:

A.	Section 4(c) of the Plan is amended to read, in its entirety:

Each Outside Director shall automatically be granted an Option to purchase 20,000 Shares (a “Subsequent Option”) on each anniversary of the date on which such person first became an Outside Director, whether through Election by the stockholders of the Company or appointment by the Board to fill a vacancy, provided he or she is then an Outside Director.

B.	The foregoing amendment shall apply to all Subsequent Options issued after the effective date of this Amendment No. 1.